David J. Blockowicz
310 Euclid Ave.
Winnetka, IL 60093

October 3, 2008

Office of Filings and Information Services
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Dear SEC:

I hereby grant a power of attorney to Roy Kim to represent me in all matters before the SEC including the execution of all forms and filings.

Sincerely,

/s/ David J. Blockowicz

David J. Blockowicz

CC: Paul Skubic